UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2014

GT ADVANCED TECHNOLOGIES INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-34133	03-0606749
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054
(Address of Principal Executive Offices, including  Zip Code)

(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 16, 2014, the Company entered into a sales incentive plan with David Keck (the “Plan”), who serves as the Executive Vice President, Worldwide Sales and Services. Mr. Keck is a named executive officer of GT Advanced Technologies Inc.

The Plan, which is effective for a 3 year period commencing effective as of January 1, 2014, is based on a commission that is earned for each order the Company receives for products of the Company’s photovoltaic and polysilicon business segments (the “Equipment”) (which currently includes, but is not limited to, the following products or proposed future product releases: DSS™ furnaces, HiCz™ pullers, CVD reactors and TCS equipment).  The Plan provides that, with respect to each order for Equipment, Mr. Keck will earn a commission equal to one percent (1%) of the contract value for the order for such Equipment.  There is no cap on the amount of commissions that Mr. Keck is eligible to receive during the 3-year term of the Plan.  The commission is payable 15% when a deposit is received by the Company, 20% on the initial shipment of the applicable order, 30% on the final shipment of the applicable order and 35% when the final payment is received.  In order to be eligible to receive commission payments under the Plan, Mr. Keck must be employed by the Company at the time the Commission is payable.

As a result of the Plan, Mr. Keck will not be eligible to participate in the 162(m) annual bonus plan for 2014 in which other named executive officers are eligible to participate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT ADVANCED TECHNOLOGIES INC.

/s/ Hoil Kim
Date: January 23, 2013	By: Hoil Kim
Its: Vice President, Chief Administrative Officer
General Counsel and Secretary